As filed with the Securities and Exchange Commission on July 20, 2022
Registration No. 333-221190

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 __________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ______________
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	16-1213679 (I.R.S. Employer Identification No.)

5790 Widewaters Parkway Dewitt, New York 13214 (Address of Principal Executive Offices) (Zip Code) __________________
Community Bank System, Inc. 2014 Long-Term Incentive Plan, as Amended (Full title of the plan) __________________
Michael N. Abdo, Esq. Executive Vice President and General Counsel 5790 Widewaters Parkway DeWitt, New York 13214 (Name and address of agent for service)

(315) 445-2282

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.          ☐

DEREGISTRATION OF SECURITIES

Community Bank System, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 27, 2017 (Registration Statement No. 333-221190) (the “Registration Statement”) with respect to shares of the Company’s common stock, par value $1.00 per share, thereby registered for issuance pursuant to the Community Bank System, Inc. 2014 Long-Term Incentive Plan, as amended (the “Plan”).

The Company hereby deregisters 350,497 shares of common stock (the “Carried-Over Shares”), which represent the shares that remained unissued and available under the Plan as of the date of this filing.  The Company is concurrently filing a Registration Statement on Form S-8 to register the Carried-Over Shares for issuance pursuant to the Community Bank System, Inc. 2022 Long-Term Incentive Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for on Form S-8 and has duly caused the filing of this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of DeWitt, State of New York, on the 20th day of July, 2022.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark E. Tryniski
Mark E. Tryniski
President and Chief Executive Officer